Exhibit 99.1

Contact:	Tricia Richardson
Novavax, Inc.
240-268-2031
Novavax Licenses Wyeth’s Virus-Like Particle Technology
ROCKVILLE, MD (July 9, 2007) – Novavax, Inc. (Nasdaq: NVAX) announced today that is has signed a non-exclusive, worldwide license agreement with Wyeth (NYSE: WYE), to obtain rights to a patent application covering virus-like particle (VLP) technology for use in human vaccines in certain fields of use. The agreement provides for an upfront payment, annual license fees, milestone payments and royalties on any product sales. Payments under the agreement to Wyeth could aggregate $5 million through the end of 2008.
Novavax is developing pandemic and seasonal influenza vaccines based upon the VLP technology. VLPs mimic the three-dimensional structure of a virus but do not contain genetic material. Therefore, they cannot replicate and are believed to be incapable of causing infection or disease. Because VLPs maintain functional properties of two influenza surface proteins, hemagglutinin and neuraminidase, they have been shown to activate multiple responses in the immune system. The licensed patent application supplements Novavax’s extensive patent portfolio in the VLP field.
“We are delighted to have completed this license agreement with Wyeth and see this license as another important step in building a strong intellectual property position for our influenza vaccine programs,” stated Rahul Singhvi, President and Chief Executive Officer of
Novavax, Inc.
About Novavax
Novavax Inc. is committed to leading the global fight against infectious disease by creating novel, highly potent vaccines that are safer and more effective than current preventive options. Using the company’s proprietary virus-like particle (VLP) and Novasome® adjuvant technologies, Novavax is developing vaccines to protect against H5N1 pandemic influenza, seasonal flu and other viral diseases. Novavax’s particulate vaccines closely match disease-causing viruses while lacking the genetic material to cause disease, which provides potential for greater immune protection at lower doses than current vaccines. With an exclusive portable manufacturing system that allows for rapid mass-production of vaccines, Novavax is uniquely positioned to meet global public health needs.
Forward-Looking Statements
Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding product sales, operating expenses, and clinical developments are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by Novavax to secure and maintain relationships with collaborators; risks relating to the early stage of Novavax’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of Novavax’s proposed product candidates; dependence on the efforts of third parties; dependence on intellectual property; competition for clinical resources and patient enrollment from drug candidates in development by other companies with greater resources and visibility, and risks that we may lack the financial resources and access to capital to fund our operations. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.